Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202

Noonan Russo Diane Perry 212-845-4239
Barrier Therapeutics, Inc. To Raise $25 Million
in Registered Direct Offering
Princeton, NJ, September 15, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that it has priced a registered direct offering of its common stock for approximately $25 million in gross proceeds. Under the terms of the financing, Barrier will sell approximately 4.8 million shares of its common stock at $5.25 per share to a select group of institutional investors. All shares of the common stock offered by Barrier Therapeutics are pursuant to an effective registration statement filed with the Securities and Exchange Commission on May 17, 2006. The closing of the offering is scheduled to occur on or about September 20, 2006 and is subject to customary closing conditions.
Pacific Growth Equities, LLC acted as the sole underwriter for this offering. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Pacific Growth Equities, at One Bush Street, Suite 1700, San Francisco, California 94104.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution. Barrier has other product candidates in various stages of clinical development for the treatment of onychomycosis, psoriasis, acne, and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada.
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